Exhibit 99.1

ABIOMED ANNOUNCES THIRD QUARTER FISCAL 2015 RECORD REVENUE OF $62.0

MILLION, UP 34% OVER THE PRIOR YEAR

-	Impella U.S. Patient Utilization Increases 46% Over the Prior Year

DANVERS, Mass. — January 27, 2015 – Abiomed, Inc. (NASDAQ: ABMD), a leading provider of breakthrough heart support technologies, today reported third quarter fiscal 2015 revenue of $62.0 million, up 34% compared to revenue of $46.2 million in the same period of fiscal 2014, and a third quarter fiscal 2015 GAAP net income of $12.7 million, or $0.30 per diluted share, compared to $4.4 million, or $0.11 per diluted share, in the prior year period.

Financial and operating highlights during the third quarter of fiscal 2015 and fiscal year to date include:

•	Fiscal third quarter worldwide Impella® revenue totaled $57.4 million, an increase of 37% compared to revenue of $42.0 million during the same period of the prior year.

•	U.S. Impella revenue grew 38% to $51.9 million from $37.7 million in the prior year.

•	An additional 21 hospitals made initial purchases of Impella during the quarter, compared to 31 new hospital sites in the prior year period, bringing the installed customer base to 931 sites. As part of Abiomed’s continued Impella CP® launch, 76 hospitals purchased Impella CP, bringing the total number of Impella CP U.S. sites to 583, 63% of total Impella sites.

•	Outside of the U.S., Impella revenue was $5.5 million, an increase of 28% over the prior year.

•	Gross margin for the third quarter of fiscal 2015 was 84.1% compared to 79.5% in the third quarter of fiscal 2014. There were 93 Impella AIC consoles placed during the quarter compared to 178 in the same period of the prior year. The lower number of console placements accounted for approximately 160 basis points of gross margin improvement with the balance being accounted for by the combination of higher volume and modest manufacturing expense increases.

•	Income from operations for the third quarter fiscal 2015 was $13.7 million, or operating margin of 22% compared to $4.6 million, or operating margin of 10% in the prior year period. Operating expense in the third quarter of fiscal 2015 included $4.4 million of stock compensation expense compared to $1.6 million in the prior year.

•	Cash, cash equivalents, short and long-term marketable securities totaled $131.4 million as of December 31, 2014. The Company continues to have no debt, and a U.S. federal net operating loss carry-forward of approximately $193 million as of March 31, 2014, which is fully reserved for accounting purposes.

•	Abiomed announced that the Impella RP® received U.S. Food and Drug Administration (FDA) approval under a Humanitarian Device Exemption (HDE). This innovative medical device is the first percutaneous single access heart pump designed for right heart support to receive FDA approval.

•	There were 15 peer-reviewed clinical papers published concerning the Impella platform of devices during the third quarter. Most notably, Impella was referenced in a sixth clinical guideline. The 2014 AHA/ACC Guideline for the Management of Patients With Non–ST-Elevation Acute Coronary Syndromes, published in Circulation, included a Class I recommendation for Revascularization of Heart Failure.

“The Company delivered a record performance. These outstanding results are a testament to our customers, our Impella technology and our dedicated team. It demonstrates the growing clinical need for percutaneous heart pumps that improve patient care and enable minimally invasive procedures,” said Michael R. Minogue, Chairman, President and Chief Executive Officer, Abiomed.

FISCAL YEAR 2015 OUTLOOK

The Company is increasing its fiscal year 2015 guidance for total revenue to be in the range of $223 million to $226 million, an increase of 21% to 23% from the prior year. This new range compares to the previous range of $209 million to $212 million, which represented an increase of 14% to 15% from the prior year. The Company is also increasing its fiscal year 2015 guidance for GAAP operating margin to be in the range of 9% to 11% from the previous range of 1% to 4%.

The Company’s fiscal year period ends on March 31, 2015. Currently, the Company is estimating fiscal year 2016 revenue in the range of $260 million to $270 million and upon completion of the fourth quarter will provide formal guidance during the earnings call, expected in early May 2015.

CONFERENCE CALL

The Company will host a conference call to discuss the results on Wednesday, January 28, 2015, at 8:00 a.m. EST. Michael R. Minogue, Chairman, President and Chief Executive Officer; Robert L. Bowen, Vice President and Chief Financial Officer, will host the conference call.

To listen to the call live, please tune into the webcast via http://investor.abiomed.com or dial (855) 212-2361; the international number is (678) 809-1538. A replay of this conference call will be available beginning at 11 a.m. EST January 28, 2015 through 11:59 p.m. EST on February 4, 2015. The replay phone number is (855) 859-2056; the international number is (404) 537-3406. The replay access code is 5150221.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc. is a leading provider of medical devices that provide circulatory support. Our products are designed to enable the heart to rest by improving blood flow and/or performing the pumping of the heart. For additional information, please visit: www.abiomed.com

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements, including statements regarding development of Abiomed’s existing and new products, the Company’s progress toward commercial growth, statements regarding the controlled launch of Impella RP and related training of medical professionals relating to such launch. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will,” and other words and terms of similar meaning. These forward-looking statements include all matters that are not historical facts. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, including the potential for future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, litigation matters, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update or revise these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events, whether as a result of new information, future events or otherwise, unless otherwise required by law.

For further information please contact:

Ingrid Goldberg,

Director, Investor Relations

978-646-1590

ir@abiomed.com

Aimee Genzler

Director, Corporate Communications

978-646-1553

agenzler@abiomed.com

Abiomed, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share data)

	December 31, 2014	March 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$19,478	$20,916
Short-term marketable securities	93,946	55,663
Accounts receivable, net	28,373	24,357
Inventories	15,444	13,948
Prepaid expenses and other current assets	3,331	3,082

Total current assets	160,572	117,966
Long-term marketable securities	17,982	41,761
Property and equipment, net	7,583	6,889
Goodwill	35,327	37,990
In-process research and development	16,480	—
Long-term deferred tax assets	778	—
Other assets	2,051	801

Total assets	$240,773	$205,407

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,249	$7,746
Accrued expenses	16,561	17,899
Deferred revenue	6,595	4,766

Total current liabilities	31,405	30,411
Other long-term liabilities	196	228
Contingent consideration	6,365	—
Long-term deferred tax liabilities	7,089	6,415

Total liabilities	45,055	37,054

Commitments and contingencies
Stockholders’ equity:
Class B Preferred Stock, $.01 par value	—	—
Authorized - 1,000,000 shares; Issued and outstanding - none
Common stock, $.01 par value	422	411
Authorized - 100,000,000 shares; Issued - 42,333,276 shares at December 31, 2014 and 41,122,695 shares at March 31, 2014;
Outstanding - 41,079,333 shares at December 31, 2014 and 39,916,328 shares at March 31, 2014
Additional paid in capital	457,891	436,136
Accumulated deficit	(236,096)	(250,910)
Treasury stock at cost - 1,253,943 shares at December 31, 2014 and 1,206,367 shares at March 31, 2014	(17,567)	(16,554)
Accumulated other comprehensive loss	(8,932)	(730)

Total stockholders’ equity	195,718	168,353

Total liabilities and stockholders’ equity	$240,773	$205,407

Abiomed, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2014	2013	2014	2013
Revenue:
Product revenue	$61,966	$46,141	$162,400	$133,038
Funded research and development	39	54	354	172

	62,005	46,195	162,754	133,210

Costs and expenses:
Cost of product revenue	9,838	9,458	29,139	27,208
Research and development	8,365	7,779	26,120	22,787
Selling, general and administrative	30,139	24,364	91,192	78,530

	48,342	41,601	146,451	128,525

Income from operations	13,663	4,594	16,303	4,685

Other income:
Investment income, net	48	37	128	78
Other (loss) income, net	(10)	20	(38)	5

	38	57	90	83

Income before income tax provision	13,701	4,651	16,393	4,768
Income tax provision	1,017	258	1,579	1,039

Net income	$12,684	$4,393	$14,814	$3,729

Basic net income per share	$0.31	$0.11	$0.37	$0.10
Basic weighted average shares outstanding	40,856	39,592	40,456	39,179

Diluted net income per share	$0.30	$0.11	$0.35	$0.09
Diluted weighted average shares outstanding	42,884	41,726	42,345	41,315